Dynamic Natural Resources, Inc. Announces Acquisition of Universal Tracking Solutions and Corporate Restructuring

Boston, MA- April 2, 2008 - Dynamic Natural Resources, Inc. (Ticker: DYNI) announces an agreement in terms to acquire Universal Tracking Solutions.  DYNI will execute a 1 for 10 reverse split on its stock with an effective date of April 15, 2008.  Upon completion of the reverse, Dynamic will acquire 100% of UTS’ issued and outstanding shares on a one for one basis with DYNI stock.  The new Company, trading under the “DYNI” ticker symbol, will be a holding company having approximately 14.2 million shares outstanding.  UTS and Dynamic will operate as two independent subsidiaries in this company.

Keith Tench, CEO of Universal Tracking Solutions, states “This is very important step for UTS.  We have been trying to go public for a long time and this is the best way to achieve that objective.  We really appreciate the patience of all of our shareholders.  UTS will now have access to capital via the public markets that will help us to continue to grow.  The company has been in business for almost two years and has been doing very well.  Its now time for the public markets to get a chance to take part in our success.”

Scott Masse, CEO of Dynamic Natural Resources, states “We looking forward to working side by side with UTS.  This acquisition should help our company and our stock.  We expect our oil company to make significant progress in 2008 and having UTS to add to the balance sheet will only help our common goal of increased shareholder value.”

Feel free to visit our websites at www.universaltrackingsolutions.com and www.dynamicnaturalresources.com

For questions regarding this acquisition and restructuring please email us at utsquestions@yahoo.com

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.